Exhibit 23.1

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2025, with respect to the consolidated financial statements of Stoke Therapeutics, Inc. and subsidiary, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

  /s/ KPMG LLP

Boston, Massachusetts

July 9, 2025